EXHIBIT 14(c)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "The Reorganization-Comparison of the Funds-Financial Highlights", "Selection of Independent Auditors" and "Experts" and to the use of our report dated June 24, 1999 for MuniHoldings California Insured Fund III, Inc. included in the Registration Statement (Form N-14 No. 333-0000) and related combined Preliminary Proxy Statement and Prospectus of MuniHoldings California Insured Fund II, Inc., MuniHoldings California Insured Fund, Inc., MuniHoldings California Insured Fund III, Inc. and MuniHoldings California Insured Fund IV, Inc. filed with the Securities and Exchange Commission.

                                                           Ernst & Young LLP

MetroPark, New Jersey
September 27, 1999                                         /s/ Ernst & Young LLP